Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”) is entered into as of March 26, 2013, by and between MortgageBrokers.com Holdings, Inc. (the “Company”), MortgageBrokers.com Canada, Inc. (the “Buyer”) and Alex Haditaghi (the “Buyer Principal Shareholder”)(each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Buyer Principal Shareholder is owed approximately USD $25,000 by the Company (“Shareholder Loan”) and the Buyer Principal Shareholder desires to cancel the Shareholder Loan and forfeit all rights to the monies owed;

WHEREAS, the Buyer desires to purchase from the Company, and the Company desires to sell to the Buyer, the Company’s business operations and assets related to the Company’s operations (the “MortgageBrokers Business”), on such terms and subject to the conditions hereinafter set forth in exchange for a release of the Released Liabilities (as defined hereinunder) and cancelation of the Shareholder Loan; and

WHEREAS, the Buyer agrees to assume all liabilities of the Company, as set forth on Schedule I hereto and agrees to assume any and all liabilities associated with the MortgageBrokers Business, including, but not limited to the commitments, liabilities and contingent liabilities as set forth in Schedule II (collectively, the “Released Liabilities”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1.             The Company hereby sells to the Buyer, and the Buyer hereby purchases from the Company, the MortgageBrokers Business, as set forth on Schedule II hereto.

2.             In consideration for the purchase of the Mortagebrokers Business pursuant to Section 1 above, the Buyer releases and agrees to indemnify the Company from the Released Liabilities and the Buyer Principal Shareholder agrees to release the Company from any obligation to pay-back the Shareholder Loan owed by the Company to the Buyer Principal Shareholder.

3.             The Company hereby represents and warrants to the Buyer that it owns, of record and beneficially, and has good and marketable title to the MortgageBrokers Business, all of which are free and clear of all liens, charges and encumbrances.

4.             The Buyer hereby:

(a)           Waives all rights to monies owed by the Company to the Buyer Principal Shareholder;

(b)           Fully indemnifies the Company, it’s directors, officers and shareholders (the “Released Parties”); and

(c)           Accepts the Released Liabilities and the MortageBrokers Business as is and wholly indemnifies the Released Parties against any and all claims, liens, liabilities, contingent liabilities or costs that may arise at any time in the future associated with the Released Liabilities or the MortgageBrokers Business.

5.             The Buyer Principle Shareholder hereby agrees to cancel the Shareholder Loan and to forfeit and waive all rights to monies owed by the Company to the Buyer Principal Shareholder, including, but not limited to, any rights or monies owed under the Shareholder Loan.

6.             The Buyer hereby assumes, and agrees to perform, and otherwise pay, satisfy and discharge all existing and future liabilities and obligations of the MortgageBrokers Business.  The Company also agrees to assign any and all claims, causes of action, and affirmative defenses which it ever had, now has, or hereafter may have, whether currently known or unknown relating to the Released Liabilities to Buyer.

7.             In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

8.             This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither the Company, the Buyer, nor Buyer Principal Shareholder makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

9.             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10.           This Agreement shall be binding upon and inure to the benefit of the Buyer, Company and the Buyer Principal Shareholder and the respective successors and assigns (if any) of the foregoing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MORTGAGEBROKERS.COM HOLDINGS, INC.

By:	/s/ Alex Haditaghi
Name:	Alex Haditaghi
Title:	President
MORTGAGEBROKERS.COM CANADA, INC.

By:	/s/ Alex Haditaghi
Name:	Alex Haditaghi
Title:	President
ALEX HADITAGHI.

/s/ Alex Haditaghi

[Signature page to Agreement of Sale]

Schedule I

Liabilities of Mortgagebrokers.com Holdings, Inc.

As at December 31, 2012, the Company has the following legal, contractual and commitment liabilities which are being fully assumed by the Buyer in this Agreement:

Contractual Obligations:

1.
Stock-based compensation agreements and accruals with agents, employees and suppliers (which amounted to $15,000 in stock-based compensation accruals on the Company balance sheet as at September 30, 2012.

Current legal claims where the Company is named as a party and for which any and all outcome liabilities is being assumed by the Buyer:

1.
On April 5th, 2010, 1014964 Ontario Inc. commenced an action in the Ontario Superior Court of Justice against various entities including MortgagbeBrokers.com Holdings, Inc. The plaintiffs allege damages in the amount of $100,000 USD and pre and post-judgment interest pursuant to the Courts of Justice Act.

2.
On June 24th, 2008, DNTW Chartered Accountants LLP commenced an action in the Ontario Superior Court of Justice against various parties including MortgageBrokers.com Holdings, Inc. for $57, 145.78 for claims regarding an outstanding balance for accounting services.

Schedule II

MortgageBrokers Business Overview

The MortgageBrokers Business consists primarily of:

(1) capital stock in four active wholly-owned subsidiaries;

(2) assets and liabilities.

(1)	Wholly-Owned Subsidiaries:

1.	MortgageBrokers.com Inc. - an Ontario, Canada provincially incorporated company that operated as a mortgage broker in the Province of Ontario;

2.
MortgageBrokers.com Financial Group of Companies Inc. - a Canadian federally incorporated company, which operated as a licensed mortgage broker in the Provinces of Alberta, British Columbia, Manitoba, New Brunswick, Nova Scotia and Newfoundland;

3.	MBKR Holdings Inc. - a Canadian federally incorporated company established for the intended centralization of back office services in Canada for the other operating broker entities; and

4.
MBKR Franchising Inc. - a Canadian federally incorporated company, incorporated on January 30, 2009 through which the Company was a mortgage brokerage franchisor and sold the MortgageBrokers.com business system in Canada.

(2)	Balance Sheet of the MortgageBroker Business:

The following provides an overview of the consolidated balance sheet for the MortgageBroker Business:

At September 30, 2012, the MortgageBroker Business had $245,270 in cash, $173,962 in prepaid expenses and other receivables, $52,468 in equipment and equipment under capital leases for a total of $471,700 in assets.

At September 30, 2012, the MortgageBroker Business had $323,790 in accounts payable and accrued liabilities, $15,924 in employee tax deductions payable, $3,881,827 in loans payable to related parties and $14,897 in accrued stock-based compensation for a total of $4,236,438 in liabilities.

(3)	Contingent Liabilities of the MortgageBroker Business:

The following provides an overview of the contingent liabilities for the MortgageBroker Business:

MortgageBrokers.com Financial Group of Companies Inc.(“FGOC”) v. Ralph Canonaco et. al.

On March 5, 2010, FGOC commenced an action in the Ontario Superior Court of Justice in Ontario, Canada against Ralph Canonaco et. al.  The statement of claim filed by FGOC alleged the failed collection of a liquidated debt in the amount of $498,750 arising out of a brokerage agreement and unpaid promissory note by Ralph Canonaco and Baywood Homes.  On October 21, 2011, the parties agreed to dismiss this action and to incorporate FGOC’s claims for the $498,750 in damages into the action filed by Ralph Canonaco and various other parties described below.

On September 9, 2010, Ralph Canonaco et. al commenced an action in the Ontario Superior Court of Justice in Ontario, Canada against FGOC and various other related parties.  The statement of claim filed by Ralph Canonaco et. al. for the amount of approximately $37 million in damages.

Management denies all of the allegations in the action and has retained counsel to vigorously defend itself in this action. Management believes that the claim is vexatious and frivolous and has no grounds to proceed. Management will be filing a counter claim against Ralph Canonaco, Frank Canonaco and Baywood homes et. al. for in excess of $12 million in damages for alleged failed collection of liquidated debts, promissory notes and unpaid broker fee’s on $36.4 million in commercial financing arranged by FGOC and breach of contract.

Other Matters in the Normal Course of Business

The Company and/or its subsidiaries are party to various other claims and proceedings arising in the normal course of business.  Management does not expect the disposition of these matters to have a material adverse effect on the Company’s results of operations or financial condition.

Commitments

The Company and or its subsidiaries has entered into agreements with various parties, whereby the Company is committed to issue compensatory warrants and stock as part of the “Service Compensation Plan” to mortgage agents and strategic alliance partners.

The Company and/or its subsidiaries have signed lease agreements for computer and office equipment. Committed annual payments are as follows:

2012	$1,053
2013	$1,241